Exhibit 99.1

CHF Solutions, Inc. Announces Pricing of Registered Direct Offering Priced At-the-Market

EDEN PRAIRIE, Minn., November 4, 2019 (GLOBE NEWSWIRE) -- CHF Solutions, Inc. (CHF Solutions or the Company) (NASDAQ:CHFS) today announced the pricing of a registered direct offering of 1,219,076 shares of its common stock (or common equivalents) at a price to the public of $1.12 per share, for gross proceeds of approximately $1.36 million prior to deduction of commissions and offering expenses payable by CHF Solutions.  In a concurrent private placement, the Company agreed to issue to the investors in the registered direct offering unregistered warrants to purchase up to 1,219,076 shares of the Company’s common stock.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS), is acting as the exclusive placement agent in connection with the offering.

The Company intends to use the net proceeds for the offering for general corporate purposes, including the continued investment in commercialization efforts.

The warrants to purchase up to 1,219,076 shares of common stock have an exercise price of $.9942 per share, will be exercisable upon the date of issuance, and will expire five years from the initial exercise date.  The Company has agreed to file a registration statement registering the shares of common stock issuable upon exercise of the warrants within sixty days of the closing of the private placement.

The closing of the offering is expected to take place on or about November 6, 2019, subject to the satisfaction or waiver of customary closing conditions.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a "shelf" registration statement on Form S-3 (File No. 333-224881) that was filed by the Company with the Securities and Exchange Commission (SEC) and was declared effective on May 23, 2018.  The Company will file a prospectus supplement with the SEC relating to such shares of common stock. Copies of the prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering may be obtained, when available, from Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by email at prospectus@ladenburg.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the Act), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About CHF Solutions
CHF Solutions, Inc. (Nasdaq:CHFS) is a medical device company dedicated to changing the lives of patients suffering from fluid overload through science, collaboration, and innovative. The Company is focused on developing, manufacturing and commercializing the Aquadex FlexFlow system for ultrafiltration therapy. CHF Solutions is a Delaware corporation headquartered in Minneapolis, Minnesota with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the Nasdaq Capital Market since February 2012.

About Aquadex FlexFlow® System
The Aquadex FlexFlow system is a clinically proven therapy that provides a safe, effective, and predictable method of removing excess fluid from patients suffering from fluid overload. The Aquadex FlexFlow system is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and for extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. The Company has submitted an application to the FDA requesting a modification to the 510(k) clearance for the Aquadex FlexFlow system to include pediatric patients above 20kg. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies.

Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities and the anticipated use of the net proceeds therefrom.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our recently announced strategic realignment, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

INVESTORS:
Claudia Napal Drayton
Chief Financial Officer
CHF Solutions, Inc.
952-345-4205
ir@chf-solutions.com
-or-
Bret Shapiro
Managing Partner
CORE IR
516-222-2560
brets@coreir.com
www.coreir.com

MEDIA
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com